Exhibit 99.1

Waccamaw Bank Opens Southport Office

          WHITEVILLE, N.C., Aug. 10 /PRNewswire/ -- Waccamaw Bank announces the grand opening of their newest location at 701 N. Howe Street, Southport, North Carolina.  This location is the seventh branch location for Waccamaw Bank, which began operations in Columbus County in 1997. The bank now operates locations in Whiteville, Chadbourn, Tabor City, Shallotte, Holden Beach and Wilmington. In addition, the bank offers a comprehensive line of mortgage and construction loans, and owns Waccamaw Financial Services which provides a full range of investment and insurance services. The grand opening for the branch will be held on August 12, 2005, with ribbon cutting to be held at 11:00 a.m. Refreshments will be served following the ribbon cutting until 1:30 p.m.  The grand opening festivities will continue through August 19, 2005.

          Jim Graham, President & CEO, stated, “We are delighted to have the opportunity to enter the Southport market, this being a market in which we have had sizeable involvement since our bank opened.  Waccamaw has a meaningful shareholder and customer base in Brunswick County and we look forward to expanding our market presence in the years to come.”

          Waccamaw Bank is a wholly owned subsidiary and the primary operating subsidiary of Waccamaw Bankshares, Inc. Waccamaw Bankshares stock is listed in the NASDAQ Small Capital markets under the symbol WBNK and presently has over 2000 shareholders.

          For more information call (910) 641-0044 or go to http://www.waccamawbank.com.

SOURCE  Waccamaw Bank
           -0-                                    08/10/2005
          /CONTACT:  Jim Graham of Waccamaw Bank, +1-910-641-0044/
          /Web site:  http://www.waccamawbank.com /
          (WBNK)